SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

         Filed by the Registrant  :
         Filed by a party other than the Registrant  9
         Check the appropriate box:
              9  Preliminary proxy statement
              :  Definitive proxy statement
              9  Definitive additional materials
              9  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             Collins Industries, Inc.
            (Name of Registrant as Specified in Its Charter)


     Payment of Filing Fee (Check the appropriate box):

         :  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
     or 14a-6(i)(2).
         9 $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
         9  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11

        (1) Title of each class of securities to which transaction applies:


        (2) Aggregate number of securities to which transactions applies:


        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:


        (4) Proposed maximum aggregate value of transaction:


         9 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1) Amount previously paid: Wire transferred $125 on 2/12/97 for the filing fee to Mellon Bank, Pittsburgh, Pennsylvania, ABA #043000261, SEC Account #9108739.


        (2) Form, schedule or registration statement no.:


        (3) Filing party:


        (4) Date filed:   February 11, 1997

                      Collins Industries, Inc.
                        421 East 30th Avenue
                   Hutchinson, Kansas  67502-2489
                            316-663-5551



        January 24, 1997

        Dear Stockholder,

        You are cordially invited to attend the Annual Meeting of Stockholders of Collins Industries, Inc. which will be held at 10:00 a.m., local time, on Friday, February 28, 1997, at the NationsBank Plaza, 600 Peachtree Street, Conference Room A, Atlanta, Georgia 30308.

        We plan to review the status and future opportunities for the Company and the industries we serve. The principal business matters to be considered at the meeting will be the election of two directors, approval of a proposal to adopt the Collins Industries, Inc. 1997 Omnibus Incentive Plan, as more specifically discussed in the attached Proxy Statement, and the ratification of auditors for the fiscal year ending October 31, 1997.

        Attached you also will find the Notice of the Annual
        Meeting of Stockholders and your proxy for the meeting. It is important that your shares be represented at the meeting, and we hope you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please be sure to complete and sign the enclosed proxy and return it to us in the envelope provided as soon as possible so that your shares may be voted in accordance with your wishes. Your prompt response will save the Company the cost of further solicitation of unreturned proxies.

        We look forward to seeing you on February 28.

                                       Sincerely yours,

                                       Don L. Collins
                                       Chairman of the Board

                          COLLINS INDUSTRIES, INC.
                            421 East 30th Avenue
                          Hutchinson, Kansas 67502


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     To Be Held On February 28, 1997

                 NOTICE IS HEREBY GIVEN THAT the annual meeting of Stockholders (the "Annual Meeting") of Collins Industries, Inc. a Missouri corporation (the "Company"), will be held at the NationsBank Plaza, 600 Peachtree Street, Conference Room A, Atlanta, Georgia 30308 on Friday, February 28, 1997, at
          10:00 a.m., local time, for the purpose of considering and voting upon the following matters:

               1. The election of two directors to serve their respective terms and until their successors shall be elected and shall qualify;

               2. A proposal to adopt the Collins Industries, Inc. 1997 Omnibus Incentive Plan;

               3. Ratification of the appointment of Arthur Andersen LLP, as independent public accountants for the Company for the fiscal year ending October 31, 1997; and

               4. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

          All of the above matters are more fully described in the accompanying Proxy Statement, into which this notice is incorporated by reference.

          The Board of Directors has fixed the close of business on January 13, 1997, as the date of record for determining stockholders entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. The stock transfer books of the Company will remain open between the record date and the date of the meeting.

          IN ORDER THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL
          MEETING, PLEASE FILL OUT, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY OR PLAN TO ATTEND THE ANNUAL MEETING IN PERSON OR BY PROXY. A RETURN-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE, IS ENCLOSED. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING, BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

                                       By order of the Board of Directors

          Dated:  January 24, 1997

                                        Lewis W. Ediger
                                        Secretary

                          COLLINS INDUSTRIES, INC.
                            421 East 30th Avenue
                          Hutchinson, Kansas 67502


                                PROXY STATEMENT

                       ANNUAL MEETING OF STOCKHOLDERS

                       To be held on February 28, 1997

                              GENERAL INFORMATION

              INTRODUCTION.   This Proxy Statement is furnished  in
      connection with the solicitation by and on behalf of the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders to be held on Friday, February 28, 1997 at 10:00 a.m., local time, at the NationsBank Plaza, 600 Peachtree Street, Conference Room A, Atlanta, Georgia 30308, and at any adjournment thereof, and, together with the enclosed Form of Proxy and Annual Report to Stockholders for the fiscal year ended October 31, 1996
      (the "Annual Report"), is being mailed to the Stockholders on or about February 1, 1997. The address of the principal executive offices of the Company is 421 East 30th Avenue, Hutchinson, Kansas 67502. Except for items specifically incorporated by reference herein, the Annual Report does not form any part of this Proxy Statement.

               REVOCABILITY OF PROXIES. Each proxy that is properly executed and returned in time for use at the Annual Meeting will be voted at the Annual Meeting, and any adjournments thereof, in accordance with the choices specified. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the voting by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

              COST OF SOLICITATION. The entire cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail. Additional solicitation may be made by officers and employees of the Company by means of a follow-up letter, personal interview, telephone or telegram. Such persons will receive no additional compensation for such services. Proxy cards and materials also will be distributed to beneficial owners through brokers, custodians, nominees and similar parties, and the Company intends to reimburse such parties for reasonable
      expenses  incurred  by  them  in  connection   with   such
      distribution.   In order to ensure that a quorum is obtained  and
      the requisite number of Stockholders are eligible to vote on the
      proposals discussed   herein,  the  Company  has  retained
      Corporate   Investor Communications,  Inc.  (the "Solicitor") for
      proxy solicitation and advisory services in connection with the solicitation, for which the Solicitor is to receive a fee of approximately $4,000 together with reimbursement for its reasonable out-of-pocket expenses. The Company has agreed to indemnify the Solicitor against certain losses, claims and expenses incurred by the Solicitor in conjunction with the solicitation.

               QUORUM  AND VOTING.   The authorized capital stock of the
      Company consists of 17,000,000 shares of Common Stock, $.10 par value per share (the "Common Stock") and 3,000,000 shares of Capital Stock, other than Common Stock, $ .10 par value per share (the "Capital Stock"). As of the close of business on January 13, 1997 (the "Record Date"), there were 7,362,410 shares of Common Stock outstanding and no shares of Capital Stock outstanding. All of the issued and outstanding shares of Common Stock of record as of the Record Date are entitled to vote at the Annual Meeting.

              Only stockholders of record (not including Treasury Shares) of the 7,362,410 shares of Common Stock, outstanding as of the Record Date, will be entitled to vote. Each share of Common Stock is entitled to one vote on all matters, except in the election of
      directors where the stockholders   have  cumulative  voting  rights
      as  described   under "Election of Directors."  The presence, in
      person or by proxy, of the holders of record of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are tabulated as if no votes were cast for the matters indicated.

                      MATTERS TO BE ACTED UPON AT THE MEETING

              As indicated in the Notice of Annual Meeting of Stockholders, two directors will be elected, and the Stockholders will be asked to consider and vote upon a proposal to adopt the Collins Industries, Inc. 1997 Omnibus Incentive Plan (the "Plan") and to ratify the appointment of auditors for the fiscal year ending October 31, 1997.

                                    Proposal 1:
                               ELECTION OF DIRECTORS

              The Board of Directors is presently comprised of six (6)
       directors serving     staggered  three-year  terms.   The  General
       and   Business Corporation Law of Missouri requires that two (2)
       directors be elected each year.

               Each stockholder has cumulative voting rights in electing directors, which means the number of shares owned may be multiplied by the number of directors to be elected and the cumulative total voted for one (1) candidate or otherwise distributed among any number of candidates. Cumulative voting rights may be exercised in the same manner as other voting rights; that is, by proxy or in person. The two (2) candidates receiving the highest number of votes shall be elected. The two (2) persons named in the enclosed proxy, or their substitutes, will vote signed and returned proxies for the nominees listed below and, unless otherwise indicated on the proxy, cumulative votes will be divided equally between the nominees. The proxies cannot be voted for a greater number of persons than the number of nominees named below. Each of the nominees has been designated as such by the Board of Directors for the terms specified by their names, and has agreed to serve if elected. Each of the nominees is currently serving as a director, and information about each nominee is set forth under "Management."

               The Board of Directors has no reason to believe that either of the nominees will become unavailable for election. However, if for any reason, either of the nominees are not available for election, another person or persons may be nominated by the Board of Directors and voted for in the discretion of the persons named in the enclosed proxy. Vacancies on the Board of Directors occurring after the election will be filled by Board appointment to serve until the next election of such position by the Stockholders.

           THE BOARD OF DIRECTORS RECOMMENDS ELECTION OF EACH NOMINEE

              Lewis W. Ediger                         3-year term
              Arch G. Gothard, III                    3-year term

                                    Proposal 2:
                APPROVAL OF THE 1997 OMNIBUS INCENTIVE PLAN

       General

               The Board of Directors has adopted, subject to stockholder
       approval, the  Plan.   The  purpose of the Plan is to establish and
       continue  a close  identity  between  the  Company,  its
       subsidiaries  and  their employees.   The Plan provides additional
       flexibility to the Company with respect to the types of incentives that can be crafted to reward employees for past service, retain current employees in the service of the Company and induce other executives or key employees to become associated with the Company or a subsidiary.

               The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the Plan. The full text of the Plan is attached to this Proxy Statement. The summary of the provisions of the Plan set forth below is qualified in its entirety by reference to the Plan as set forth hereto.

       Summary of the Plan

                The Plan is designed to enable employee-directors, non-employee directors, executive officers and employees of the Company to acquire or increase their equity interests in the Company on such reasonable terms as the Stock Option Committee (the
        "Committee") or  the  Board determines.   The  opportunity so
        provided is intended to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Company, to aid in retaining individuals who put forth such efforts and to assist in attracting the best available individuals in the future. Toward these objectives, the Plan provides for the granting of (i) stock options, restricted stock awards, performance share awards and/or other incentive awards to employees of the Company and its subsidiaries on the terms and subject to the conditions set forth in the Plan, and (ii) stock options and other awards to non-employee directors of the Company as approved by the Board. The Plan also provides that members of the Board may elect to receive their retainer in shares of Common Stock of the Company, all as described therein.

               Administration.   The  Plan  provides  for  administration  by
        the Committee, or another committee designated by the Board, consisting of two or more "non-employee directors" as defined in
        Section 16 of the Exchange Act. Members of the Committee may participate in the Plan, but only to the extent set forth below in the sections titled "Director Options" and "Director Awards." Among the powers granted to the Committee are the powers to interpret the Plan, establish rules and regulations for its operation, select employees of the Company and its subsidiaries to receive awards and determine the timing, form, amount and other terms and conditions pertaining to any award.

               Eligibility for Participation. Awards may be granted under the Plan to any employee of the Company or subsidiaries of the Company. Officers shall be employees for this purpose, whether or not they are also directors. Awards may also be granted to directors who are not employees of the Company or its subsidiaries, but only to the  extent set  forth  below  in  the
        sections  titled  "Director  Options"  and "Director  Awards."   The
        approximate number of persons  eligible  for participation is 950.

               Shares Reserved for Issuance Under the Plan. The Board has approved reservation of 2,000,000 shares for issuance under the Plan to facilitate the achievement of the goals of the Plan.

                Types of Awards. The Plan provides for the granting of any or all of the following types of awards: (i) stock options, including nonqualified stock options and stock options intended to qualify as "incentive stock options" under Section 422 of the Code, (ii) performance shares, (iii) restricted Common Stock,
        (iv) Common Stock, and (v) any other incentive award of, or based on, the Company's Common Stock which is established by the Committee and which is consistent with the Plan's purpose. The awards may be granted singularly, in combination or in tandem as determined by the Committee.

               Amendment of Plan. The Company, through the Board, may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not, without stockholder approval, adopt any amendment which would increase the aggregate number of shares of Common Stock which may be issued under the Plan (except for certain antidilution provisions specified in Article XI of the Plan), or materially modify the Plan's eligibility requirements.

               Other Components of the Plan. The Plan authorizes the Committee to grant awards during the period beginning on the date the
        Plan  is approved  by  the stockholders until ten years after such
        date.   Any shares   of  Common  Stock  related  to  awards  which
        terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock, are settled in cash in lieu of Common Stock, or are exchanged at the Committee's discretion for awards not involving shares of Common Stock, will be available for use in connection with awards under the Plan.

              Stock Options. Under the Plan, the Committee may grant awards in the form of options to purchase shares of the Company's Common
        Stock (an  "Option").   The  Committee will, with  regard  to  each
        Option, determine the number of shares subject to the Option, the manner and timing of the Option's exercise, and the exercise price of the Option, provided that such exercise price be at least equal to fair market value of the underlying Common Stock on the date of grant. The exercise price of an Option may, at the discretion of the Committee, be paid by a participant in cash, shares of the Company's Common Stock, a combination thereof, or such other consideration as the Committee may deem appropriate; provided, however, that a participant shall not be entitled to pay the exercise price of an Option through delivery of shares of Common Stock acquired through the exercise of an Option granted under the Plan unless the participant has held such shares for at least six (6) months from the date he or she acquired such shares. The Committee may grant non-qualified options or incentive stock options which satisfy the applicable requirement of Section 422 of the Code.

              Director Options. The Plan permits the grant of Options to purchase shares of Common Stock to each person who is a non-employee director, provided each such grant is approved by the Board with the recipient of such award abstaining from the vote. The exercise price per share shall be equal to the Fair Market Value, which is the closing sales price of one share of Common Stock on the Nasdaq National Market System on the date the Director Option is granted. The period within which each such Option may be exercised shall expire ten years from the date the Option is granted, unless it expires sooner due to the death of the optionee, or is fully exercised prior to the end of such
        period.   Payment  of the option price may be paid in  full  in
        cash, shares of the Company's Common Stock, a combination thereof, or such other consideration as the Board may deem appropriate; provided, however, that a non-employee director shall not be entitled to pay the exercise price of an Option through delivery of shares of Common Stock acquired through the exercise of an Option granted under the Plan unless the non-employee director has held such shares for at least six (6) months from the date he or she
        acquired such shares.   Director Options  shall  be  forfeited if
        the directorship of as optionee is terminated on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Company or any of its subsidiaries.

                Performance  Shares.   The Plan also allows  for  the  granting
        of performance share awards. Such awards will be contingent upon the attainment over a period to be determined by the Committee of certain performance objectives. The performance objectives to be achieved during a performance period and the measure of whether and to what degree such objectives have been attained will also be determined by the Committee.

                Restricted Stock Awards. The Plan authorizes the Committee to grant awards in the form of restricted shares of the Company's
        Common Stock ("Restricted Stock Awards"). Such awards will be subject to such terms, conditions, restrictions and/or
        limitations, if  any,  as  the Committee   deems   appropriate
        including, but not limited to, restrictions on transferability and continued employment.

                Other Incentive Awards. Under the Plan, the Committee also has the discretion to grant other types of awards, including stock appreciation rights and other awards, under which the Company's Common Stock is or may in the future be acquired by a participant. Such awards may include grants of debt securities convertible into or exchangeable for shares of the Company's
        Common Stock upon the attainment of performance goals or such other conditions as the Committee shall determine.

               Director Stock Awards. An award of shares of the Company's Common Stock may be granted to a non-employee director at the discretion and with the approval of the Board, with the recipient of such shares abstaining from such vote. In addition, the Board may, at its discretion, grant such other awards based on the Common Stock of the Company as it deems appropriate. Members of the Board may elect to take their retainer in shares of the Company's Common Stock, provided such election is made at least six months after an "opposite way" transaction in the Company's shares, as described in the Plan.

               Other  Terms  of  Awards.   Options will be  exercisable  for,
        and Restricted Stock Awards will be made in, Common Stock of the Company. Performance Share Awards may be paid in cash, Common Stock or a combination of cash and Common Stock, as the
        Committee   shall determine.   If  an  award  is  granted in  the
        form of an Option, Restricted Stock Award, or Other Incentive Award, the Committee may include as part of such award an entitlement to receive dividends or dividend equivalents.

               The Plan provides for the forfeiture of awards under certain circumstances as determined by the Committee. The Plan authorizes the Committee to promulgate administrative guidelines for the purpose of determining what treatment will be afforded to a participant under the Plan in the event of death, disability, retirement or termination for an approved reason.

               Upon granting of any award, the Committee, or the Board, may,
        by way of   an  award  notice  or  otherwise,  establish  such  other
        terms, conditions, restrictions and/or limitations governing the granting of such award as are not inconsistent with the Plan. In addition, the Committee, or the Board, may modify the terms and conditions of awards under certain circumstances.

               Change of Control Event. Upon the occurrence of a Change of Control Event (as defined in the Plan), awards may be treated as follows: (i) all of the participant's outstanding awards could become immediately vested, fully earned, exercisable, and/or in the case of Options, converted into stock appreciation rights, as appropriate, and (ii) the Company could make full payment to each such participant with respect to any Performance Share Award, stock appreciation right or other incentive award, deliver certificates to such participant with respect to each Restricted Stock Award and permit the exercise of Options, respectively, granted to such participant.

               Federal Tax Treatment. Under current federal tax law, the following are the federal tax consequences generally arising with respect to awards under the Plan.

               A participant who is granted an incentive stock option would not be required to recognize taxable income at the time of the grant or at the time of exercise. Similarly, the Company would not be entitled to a deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant of such option and one year of the transfer of such shares to him, any gain or loss realized on a subsequent disposition of the shares would be recognized by the participant as a long-term capital gain or loss. Under such circumstances, the Company would not be entitled to a deduction for federal income tax purposes. Conversely, if the participant disposes of shares of Common Stock acquired pursuant to an incentive stock option before the later of two years after the date of grant of such option and one year after the transfer of such shares to him, ordinary income would be recognized equal to the lesser of (1) the amount by which the proceeds exceed the exercise price, or (2) the amount by which the fair market value at the time of exercise exceeds the exercise price. Any portion of the gain upon disposition that would not be treated as ordinary income would be treated as capital gain. The Company would be entitled to a deduction equal to the amount of ordinary income recognized by the participant. The favorable tax treatment of incentive stock options would be available only if the participant exercises the option either while he is an employee of the Company or within three months after the participant's employment with the Company is terminated.

              A participant who is granted a non-qualified stock option would not be required to recognize taxable income at the time of grant, but would recognize ordinary income at the time of exercise equal to the difference between the exercise price of the shares acquired pursuant to such option and the fair market value of the
        shares on the date of exercise.   The Company would be entitled to a
        corresponding deduction for federal income tax purposes in the same amount.

              A participant who has been granted a Performance Share Award would not be required to recognize taxable income at the time of the grant, and the Company would not be entitled to a deduction at such
        time.   A participant would recognize ordinary income at the time
        the award is paid and the Company would have a corresponding deduction.

              A participant who has been granted a Restricted Stock Award generally would not be required to recognize taxable income at the time of the grant, and the Company would not be entitled to a deduction at the time of the grant, assuming that the restrictions constitute a substantial risk of forfeiture for
        federal  income  tax purposes.   When  such  restrictions  lapse,
        the  participant   would recognize ordinary income in an amount
        equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company
        would be entitled to  a  corresponding deduction.   However, within
        30 days from the date of the transfer of shares of restricted stock, a participant may file an election to recognize ordinary income at the time of the transfer, without regard to the restrictions. If this election is made, the participant would be required to recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of the transfer over the amount, if any, paid for such shares.

              The award of an outright grant of non-restricted Common Stock to a participant would produce immediate tax consequences for both the participant and the Company. The participant would recognize taxable compensation in an amount equal to the fair market value of the Common Stock distributed to him. The Company would receive a corresponding deduction for the same amount.

              If there is an acceleration of the vesting or payment of benefits under the Plan as a result of a change in control (as
        defined in the Code),   certain  participants  may  be  treated
        as having received "parachute payments" under Section 280G of the Code. In general, if the amount of the "parachute payment" to a participant exceeds three times the participant's average annual compensation over the five-year period preceding the year of the change in control (the "base amount"), then the excess of the amount of the "parachute payment" over the "base amount" is characterized as an "excess parachute payment," and the participant would be required to pay an excise tax equal to 20% of the "excess parachute payment." The Company would not be entitled to an income tax deduction with respect to the "excess parachute payments" made to the participant.

                                NEW PLAN BENEFITS
                         1997 Omnibus Incentive Plan(1)


                                                  Dollar            Number
        Name and Position                         Value            of Units

        Don L. Collins, Chief Executive          $99,563             27,000
        Officer (2)

        Donald Lynn Collins, President (2)      $139,500             36,000

        Lewis W. Ediger, Vice President          $58,125             15,000
        and Secretary (2)

        Terry L. Clark, Executive Vice           $11,625              3,000
        President Operations (2)

        Larry W. Sayre, Vice President           $21,313              5,500
        Finance (2)

        All current executive officers as a     $368,876             96,500
        group (2)

        All current directors who are not        $47,657             12,500
        executive officers as a group (2)

        All employees and directors (2)         $512,847            147,000


             (1) The Plan provides for the discretionary grant of awards. Such awards are not presently determinable due to the discretionary nature of the Plan. The information provided states the benefits and amount which would have been allocated for the last fiscal year if the Plan had been in effect.

             (2) The figures provided assume that the same number of options were granted under the Plan as were granted under the Company's 1995 Stock Option Plan for fiscal 1996 and the dollar value is calculated using the market price of the Company's Common Stock at fiscal year end of $5.75.

        Other Information

               The closing sale price of the Company's Common Stock reported by the Nasdaq National Market System on November 27, 1996 was $5.625 per share.



            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                The following table sets forth information as of November 27, 1996, with respect to (i) each person who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock,
        (ii) each director of the Company, (iii) each named executive officer and (iv) all directors and executive officers of the Company as a group. Each person listed below exercises sole voting power and sole investment power unless otherwise indicated by footnote. As of November 27, 1996, there were 7,349,110 shares of Common Stock of the Company issued and outstanding.

                                           Shares
                                           Beneficially        Percentage
        Name and Address                   Owned               Owned

        Dimensional Fund Advisors, Inc.      379,575(1)          5.16%
        1299 Ocean Avenue
        Santa Monica, CA  90401

        Collins Industries Tax Deferred      463,646(2)          6.31%
        Savings Plan and Trust
        c/o Bank of Kansas, Trustee
        P.O. Box 1707
        Hutchinson, KS 67504-1707

        Don L. Collins                      1,128,671(3)        14.99%
        222 West Comstock Ave., Suite 214
        Winter Park, FL  32789

        Donald Lynn Collins                   516,297(4)         6.78%
        421 East 30th Avenue
        Hutchinson, KS 67502

        Lewis W. Ediger                       329,809(5)         4.43%
        421 East 30th Avenue
        Hutchinson, KS 67502

        Robert E. Lind                        174,355(6)         2.36%
        421 East 30th Avenue
        Hutchinson, KS 67502

        Arch G. Gothard, III                  162,775(7)         2.20%
        421 East 30th Avenue
        Hutchinson, KS 67502

        Don S. Peters                         105,000(8)         1.42%
        421 East 30th Avenue
        Hutchinson, KS 67502

        Larry W. Sayre                         37,000(9)            *
        421 East 30th Avenue
        Hutchinson, KS  67502

        Terry L. Clark                         43,500(10)           *
        421 East 30th Avenue
        Hutchinson, KS  67502

        All executive officers and          2,629,479(11)        32.07%
        directors as a group
        (10 persons)

        *   Less than 1%.

       (1) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 379,575 shares of the Company's common stock as of June 30, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment Company (the "Fund"), or in series of The DFA Investment Trust Company, a Delaware business trust (the "Trust"), or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Of the 379,575 shares to which Dimensional is deemed to have beneficial ownership, Dimensional is deemed to have (i) sole voting power with respect to 274,150 shares,
              (ii) shared voting power with respect to 0 shares, (iii) sole dispositive power with respect to 379,575 shares, and (iv) shared dispositive power with respect to 0 shares. Persons who are officers of Dimensional also serve as officers of the Fund and the Trust. In their capacity as officers of the Fund and the Trust, these persons vote 86,325 additional shares which are owned by the Fund and 19,100 shares which are owned by the Trust (both of which are included in the sole dispositive power above).

         (2) As of November 27, 1996, confirmed with the trustee of the Plan.

         (3) Does not include 7,559 shares owned by Sharon Collins, the wife of Mr. Collins, as to which Mr. Collins disclaims beneficial ownership. Includes (i) 182,000 shares deemed beneficially owned pursuant to options exercisable within 60 days and (ii) 64,922 shares owned by Collins Capital Corporation, of which Mr. Collins is an officer, for which Mr. Collins shares voting and investment power.

         (4) Includes (i) 266,000 shares deemed beneficially owned pursuant to options exercisable within 60 days, (ii) 25,000 shares of restricted stock, which will vest 1/36 per month over the three (3) years beginning January 20, 1995 and (iii) 64,922 shares owned by Collins Capital Corporation, of which Mr. Collins is an officer, for which Mr. Collins shares voting and investment power.

         (5) Includes 94,000 shares deemed beneficially owned pursuant to options exercisable within 60 days. Also includes 14,128 shares for which Mr. Ediger shares voting and investment power.

         (6) Includes 35,000 shares deemed beneficially owned pursuant to options exercisable within 60 days.

         (7) Includes 66,000 shares deemed beneficially owned pursuant to options exercisable within 60 days. Mr. Gothard has shared investment power with respect to 10,250 shares.

         (8) Includes 64,000 shares deemed beneficially owned pursuant to options exercisable within 60 days. Mr. Peters has shared investment power with respect to 22,250 shares.

         (9) Includes 36,000 shares deemed beneficially owned pursuant to options exercisable within 60 days.

         (10) Includes 38,000 shares deemed beneficially owned pursuant to options exercisable within 60 days.

         (11) Includes 851,000 shares deemed beneficially owned pursuant to options exercisable within 60 days.

                                    MANAGEMENT

       Directors and Executive Officers

              The following table sets forth certain information with respect to the directors and executive officers of the Company.

       Name                       Age    Position Within The Company

       Don L. Collins (1)         65     Chairman, Chief Executive Officer,
                                         Director

       Donald Lynn Collins (2)    44     President, Chief Operating Officer,
                                         Director

       Lewis W. Ediger (3)        65     Secretary, Vice-President, Director

       Robert E. Lind (2)         72     Director

       Don S. Peters (1)          67     Director

       Arch G. Gothard, III (3)   51     Director

       Terry L. Clark             45     Executive Vice-President Operations

       Larry W. Sayre             48     Vice-President Finance and Chief
                                         Financial Officer

       Rodney T. Nash             51     Vice-President Engineering

       Jack W. Cowden             49     Vice-President Human Resources

       (1)  Term as director expires in 1999.
       (2)  Term as director expires in 1998.
       (3)  Term as director expires in 1997.

               Don L. Collins, founder of the Company, has served as Chairman of the Board and Chief Executive Officer since its inception in 1971 and is chairman of the Board's Executive Committee.

               Donald Lynn Collins joined the Company in 1980 after being associated with Arthur Andersen & Co., an international accounting firm. Mr. Collins has served as President of the Company since 1990, Chief Operating Officer since 1988 and Assistant Secretary since 1982. He is a member of the Board's Policy Committee, Nominating Committee, Executive Committee, Compensation Committee, Finance Committee and Audit Committee. He is the son of Don L. Collins.

               Lewis W. Ediger, a director and Vice-President of the Company since 1972, and Secretary since 1991, is a member of the Board's Policy Committee and Executive Committee and is chairman of the Nominating Committee.

               Robert E. Lind, a director of the Company since 1972, was employed by the Company as its purchasing manager from 1972 until his retirement in 1980. He is a member of the Board's Compensation Committee.

               Don S. Peters, a director of the Company since 1983, founded and was chairman of Peters, Gamm, West and Vincent, Inc. an investment advisory firm in Wichita, Kansas, from 1983 to December 1991. He has been a financial consultant with Central Plains Advisors, Inc. since December 1991. He is a member of the Board's Audit Committee and is chairman of the Board's Compensation and Policy Committees.

               Arch G. Gothard, III, a director of the Company since 1987, has been president of First Kansas Group, an investment firm in Junction City, Kansas, since January 1988. He was chief financial officer, treasurer and director of Communications Services, Inc. from 1985 to 1989. He is a member of the Board's Nominating Committee and is chairman of the Board's Audit Committee and Finance Committee.
       Mr. Gothard also serves as a director of Golden Pharmaceuticals, Inc.

               Terry L. Clark joined the Company in July 1993 as President of Mobile-Tech Corporation and was promoted to Vice-President Operations of the Company in July, 1994, and to Executive Vice-President Operations of the Company in November 1996. Mr. Clark was President of Quest Communications, Inc. from February 1990 to March 1992 and was Chief Financial Officer and Chief Operating Officer of Ascom Autelca, Inc. from November 1988 to February 1990, two companies serving the telecommunications industry.

               Larry W. Sayre joined the Company in August 1993 as Vice President Finance and Chief Financial Officer. Mr. Sayre is a certified public accountant and most recently served in the consulting division of Grant Thornton, a national accounting firm.

               Rodney T. Nash joined the Company in 1979 as Engineering Manager and was named Vice-President Engineering of the Company in November 1986. Prior to joining the Company, he held engineering positions with Hesston Corporation and Butler
       Manufacturing.

              Jack W. Cowden joined the Company in 1989 and was named Vice-President, Human Resources in February 1990. Mr. Cowden has over 20 years Human Resources experience. Prior to joining the Company, he was director of employee relations with a division of Emerson Electric and Cessna Aircraft, respectively.

              All executive officers serve at the discretion of the Board of Directors.

              Settlement of Securities and Exchange Commission Investigation

              On November 3, 1994, the Securities and Exchange Commission (the "Commission") instituted public administrative proceedings against the Company, Donald Lynn Collins and other representatives of the Company, pursuant to Section 21C of the Securities Exchange Act of 1934 (the "Exchange Act") and Section 8A of the Securities Act of 1933 (the "Securities Act") concerning alleged violations of the anti-fraud, record-keeping and internal controls provisions of the Exchange Act and the Securities Act. Simultaneously with the institution of the proceedings, the Commission accepted an offer of settlement from each respondent in which, without admitting or denying the findings of the Commission, each respondent agreed to the issuance of an order directing the respondent to cease and desist from committing and/or causing violations of certain provisions of the Exchange Act and, as to the Company and Donald Lynn Collins, the Securities Act.

               Compliance with Section 16(a) of the Securities Exchange Act of 1934

               Section 16(a) of the Exchange Act requires executive officers and directors of the Company, and persons who beneficially own more than ten percent (10%) of the Common Stock (collectively referred to herein as "Reporting Persons"), to file initial reports of ownership and reports of changes in ownership with the Commission. Reporting Persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

               Based solely upon a review of copies of Forms 3, 4 and 5 and amendments thereto furnished to the Company during its most recent fiscal year, the Company believes that all of these forms required to be filed by Reporting Persons were timely filed pursuant to Section 16(a) of the Exchange Act.

                             COMMITTEES OF THE BOARD

              The Board of Directors has established standing Audit, Compensation and Nominating Committees. The principal responsibilities of each such committee are described below. The members of each such committee are identified in the director biographies set forth under "Management."

              The Audit Committee, consisting of two non-employee directors and one employee director, met once during Fiscal 1996. Each year it recommends the appointment of a firm of independent public accountants to examine the accounting records of the Company and its subsidiaries for the coming year. In making this recommendation, it reviews the nature of both audit-related and non-audit-related services rendered or to be rendered to the Company and its subsidiaries by the independent public accountants. The Audit Committee meets with representatives of the Company's independent public accountants and reviews with them audit scope, procedures and results, including any problems identified by the independent public accountants regarding internal accounting controls, and their recommendations. It also meets with the Company's chief financial officer to review reports on the functioning of financial controls and internal auditing and assesses internal controls within the Company and its subsidiaries based upon the activities of the internal auditing staff. The Audit Committee evaluates the performance of that staff. The Audit Committee also is prepared to meet with the Company's independent public accountants or chief financial officer at their request to review any special situation arising in relation to any of the foregoing subjects.

                The Compensation Committee, consisting of two non-employee directors and one employee director, met once during Fiscal 1996. The Compensation Committee establishes the compensation policies of the Company and makes salary recommendations to the Board of Directors for all elected officers. It also recommends bonuses for officers and other senior executives.

               The Nominating Committee, consisting of three directors, met once during Fiscal 1996. It recommends to the Board of Directors nominees for director to be proposed for election by the stockholders and also reviews the qualifications of, and recommends to the Board of Directors, candidates to fill Board of Director vacancies as they may occur during the year. The Nominating Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company for consideration by the Nominating Committee by October 31, 1997 for the next annual stockholders meeting. Guidelines regarding the qualifications of candidates for directors, insofar as they apply to non-employees, generally favor individuals who have managed relatively large, complex business, educational, or other organizations or who, in a professional or business capacity, are accustomed to dealing with complex business or financial problems.

                Actions taken by any committee of the Board of Directors are reported to the Board of Directors, usually at its next meeting.

                There were eleven Board of Directors meetings during Fiscal 1996. In Fiscal 1996, each director attended more than 75% of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served.

     EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE

                The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and the other named executive officers.

                                       ANNUAL COMPENSATION


     Name and                                                   Other
     Principal                                                  Annual
     Position             Year    Salary($)     Bonus($)    Compensation($)

       (a)                 (b)      (c)            (d)          (e)
     Don L. Collins       1996     328,579       215,792      93,750(1)
      Chief Executive     1995     319,992        52,083           0
      Officer             1994     301,851             0           0

     Donald Lynn Collins  1996     243,867       320,139     230,114(2)
      President, Chief    1995     237,511        17,361           0
      Operating Officer   1994     224,556             0           0

     Lewis W. Ediger      1996     122,190        10,000           0
      Vice President      1995     119,155             0           0
      Secretary           1994     115,395             0     150,511(4)

     Terry L. Clark       1996     124,255        10,000           0
      Executive Vice      1995     109,594             0           0
     President Operations 1994      93,598             0           0

     Larry W. Sayre       1996     108,842         8,000           0
      Vice President      1995     106,129             0           0
      Finance             1994     102,574             0      17,417(5)



     EXECUTIVE COMPENSATION - (CON'T.)

     SUMMARY COMPENSATION TABLE

                                                 LONG TERM COMPENSATION
                                                         Awards
                                                               Securities
     Name and                                     Restricted   Underlying
     Principal                                    Stock        Options/
     Position                Year                 Awards($)    SARs(#)(6)

      (a)                    (b)                    (f)            (g)
     Don L. Collins          1996                 $       0    162,000
      Chief Executive        1995                         0          0
      Officer                1994                         0          0

     Donald Lynn Collins     1996                 $       0     216,000
      President, Chief       1995                    50,000(3)        0
      Operating Officer      1994                         0           0

     Lewis W. Ediger         1996                 $       0      90,000
      Vice President,        1995                         0           0
      Secretary              1994                         0           0

     Terry L. Clark          1996                 $       0      18,000
      Executive Vice         1995                         0           0
      President Operations   1994                         0           0

     Larry W. Sayre          1996                 $       0      33,000
      Vice President         1995                         0           0
      Finance                1994                         0           0


     EXECUTIVE COMPENSATION - (CON'T.)

     SUMMARY COMPENSATION TABLE

                                            LONG TERM
                                            COMPENSATION

                                            Payouts
     Name and
     Principal                              LTIP            All Other
     Position                Year           Payouts($)      Compensation($)

       (a)                   (b)              (h)               (i)
     Don L. Collins          1996                    0                  0
      Chief Executive        1995                    0                  0
      Officer                1994                    0                  0

     Donald Lynn Collins     1996                    0                  0
      President, Chief       1995                    0                  0
      Operating Officer      1994                    0                  0

     Lewis W. Ediger         1996                    0                  0
      Vice President,        1995                    0                  0
      Secretary              1994                    0                  0

     Terry L. Clark          1996                    0                  0
      Executive Vice         1995                    0                  0
     President Operations    1994                    0                  0

     Larry W. Sayre          1996                    0                  0
      Vice President         1995                    0                  0
      Finance                1994                    0                  0

     (1)  Reimbursement of taxes paid on bonus.
     (2)  Reimbursement of taxes paid on bonus.
     (3) Don L. Collins and Donald Lynn Collins were granted restricted stock awards as of January 20, 1995 in the amounts of 25,000 and 75,000 shares, respectively. In fiscal 1996, the Company rescinded (i) all of Don L. Collins' restricted stock award and granted him a cash bonus of $140,625 plus a payment of $93,750 for reimbursement of taxes and (ii) 50,000 shares of Donald Lynn Collins' restricted stock award and granted him a cash bonus of $281,250 plus a payment of $230,114 for reimbursement of taxes. The cash bonuses and tax reimbursements are included in the Summary Compensation Table. The remaining 25,000 shares of Donald Lynn Collins' restricted stock award (i) will vest 1/36 per month over the three-year period beginning January 20, 1995 and (ii) represent the only shares of restricted stock outstanding to named executive officers as of October 31, 1996. Dividends will be paid on the restricted shares to the same extent as dividends are paid on the Common
          Stock generally.
     (4)  Includes $91,338 for reimbursement of taxes paid on stock award.
     (5)  For reimbursement of relocation expenses.
     (6) Granted pursuant to the Company's 1995 Stock Option Plan and 1995 Stock Option Exchange Plan.

     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                Individual Grants

                            Number of     Percent of
                            securities    total options/
                            underlying    SARs granted      Exercise or
                            Options/SARs  to employees      base price
     Name                   granted (#)   in fiscal year    ($/Sh)

     (a)                       (b)          (c)                (d)
     Don L. Collins         27,000         18.4%             $2.0625
     Donald Lynn Collins    36,000         24.5%             $1.875
     Lewis W. Ediger        15,000         10.2%             $1.875
     Terry L. Clark          3,000          2.0%             $1.875
     Larry W. Sayre          5,500          3.7%             $1.875


     OPTION/SAR GRANTS IN LAST FISCAL YEAR - (CON'T.)

                              Potential realizable value at
                              assumed annual rates of
                              stock price appreciation
                              for option term

                              Expiration
     Name                     Date            5%($)         10%($)

     (a)                        (e)            (f)           (g)
     Don L. Collins           1/27/01         $ 8,924      $ 25,845
     Donald Lynn Collins      1/27/06         $42,450      $107,578
     Lewis W. Ediger          1/27/06         $17,688      $ 44,824
     Terry L. Clark           1/27/06         $ 3,538      $  8,965
     Larry W. Sayre           1/27/06         $ 6,485      $ 16,435

     Each stock option is exercisable six (6) months after the date of grant.

            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                                 YEAR-END OPTION VALUES

              The following table provides information related to options exercised by the named executive officer during the 1996 fiscal year and the number and value of options held at fiscal year end. The Company does not have any outstanding stock appreciation rights.

                                    Shares
                                    Acquired on     Value
      Name                          Exercise (#)    Realized ($)

      (a)                              (b)             (c)
      Don L. Collins                         0               0
      Donald Lynn Collins                    0               0
      Lewis W. Ediger                        0               0
      Terry L. Clark                         0               0
      Larry W. Sayre                         0               0


      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
      FISCAL YEAR-END OPTION VALUES - (CON'T.)

                                 Number of Underlying     Value of Unexercised
                                 Unexercised Options at   In-the-Money Options
                                 FY-End(#)                at FY-End($)

                                      Exercisable/             Exercisable/
      Name                            Unexercisable            Unexercisable

      (a)                                   (d)                     (e)
      Don L. Collins                      162,000/0               $635,450/0
      Donald Lynn Collins                 216,000/0               $856,125/0
      Lewis W. Ediger                      90,000/0               $355,875/0
      Terry L. Clark                       18,000/0               $ 69,750/0
      Larry W. Sayre                       33,000/0               $130,375/0

     Directors' Compensation

              During Fiscal 1996, the Company paid each employee director $750 for each Board of Directors meeting attended, which amounts are included in the Summary Compensation Table. Outside directors received $1,100 for each Board of Directors meeting attended and $750 for each Board of Directors committee meeting attended. In addition, Mr. Peters and Mr. Gothard each received Board of Directors retainer fees of $1,200 per month, and Mr. Lind received a Board of Directors retainer fee of $300 per month. Committee fees are not paid (i) to inside directors and (ii) to outside directors when such committee meetings are held on the same day as a Board of Directors meeting or in conjunction with a General Managers meeting.

     Report of the Compensation Committee on Executive Compensation

             The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of individuals working toward common objectives.
     The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers, stockholders and employees.

             Executive Compensation Philosophy. The Compensation Committee of the Board of Directors makes compensation recommendations to the Board of Directors and is composed of three directors, two of whom are independent. Donald Lynn Collins serves on the Compensation Committee but abstains from decisions regarding his own compensation and the compensation of Don L. Collins. The goals of the Compensation Committee are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the longterm success of the Company. The Compensation Committee considers several factors in establishing the executive compensation program of the Company, including both subjective and objective factors. Although profitability of the Company and market value of its Common Stock are considered in establishing the executive compensation program, neither of these factors are determinative.
             Rather, the Company's executive compensation program is based on the following principles:

                     The Company attempts to compensate competitively.

                     The Company is committed to providing a compensation program aimed at attracting and retaining highly qualified people, primarily from within the industry. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of competitors and other companies and sets its compensation parameters based on this review.

                     The Company compensates sustained performance.

                     Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is not determined strictly on the basis of designated criteria, but is evaluated on the basis of many factors including but not limited to earnings, revenues, product innovation, market share, strategic and business plan goals, the extent to which strategic and business plan goals are met and current industry conditions. Individual performance is evaluated by reviewing the executive officer's individual performance as well as the performance of that officer's functional area of responsibility.

                     The Company strives for fairness in the administration of compensation.

                     The Company attempts to apply its compensation philosophy uniformly. The Company strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at competing companies.

                     The Company's process of assessing executive performance is as follows:

                             1. At the beginning of the annual performance cycle, objectives and key goals are set for the Company's executives.
                             2. Each executive is given ongoing feedback on performance.
                             3.   At the end of the annual performance
                                  cycle, the Chief Executive Officer and the Compensation Committee evaluate each executive's accomplishment of objectives and attainment of key goals.
                             4.   The accomplishment of objectives and
                                  attainment of key goals affect decisions on salary increases and, if applicable, stock options.

               Executive Compensation Vehicles. The Company utilizes the three components of its compensation program to attract and retain key executives, enabling it to improve its products, motivate technological innovation, foster teamwork and adequately reward executives, all with the goal of enhancing stockholder value. The annual cash-based compensation for executives consists of a base salary which reflects the respective executive's level of responsibility, breadth of knowledge and technical or professional skills and is subject to increases or decreases at the discretion of the Compensation Committee. Salaries are reviewed on an annual basis and may be changed at that time based on (i) information derived from the evaluation procedures described above, (ii) a determination that an individual's contributions to the Company have increased (or decreased), and (iii) changes in market conditions and competitive compensation levels.

                From time to time the Company awards bonuses to executive officers upon attainment of certain Company financial and operational goals. These bonuses are set forth in the Compensation Table. From time to time the Company also makes available to directors and executive officers incentive bonuses pursuant to the Company's unwritten Executive Incentive Compensation Plan (the "Incentive Compensation Plan"). Under the Incentive Compensation Plan, the Company may award cash and/or unregistered Common Stock to directors and executive officers of the Company. The Incentive Compensation Plan is administered by the Compensation Committee of the Board of Directors and is a discretionary plan based upon performance by the individual and the Company.

               For Fiscal 1996, the Chief Executive Officer ("CEO"), Don L. Collins, and the Chief Operating Officer, Donald Lynn Collins, were awarded the following extraordinary cash bonuses pursuant to the Incentive Compensation Plan in recognition of their continuing service to the Company: Don L. Collins - $140,625, and Donald Lynn Collins - $281,250, plus additional amounts of $93,750 and $230,114, respectively, for the payment of taxes on such extraordinary bonuses.

              Long-term incentives are intended to be provided through the possible grant of stock options under the 1995 Stock Option Plan. The Compensation Committee determines which executives will be eligible for grants and the objective of aligning executives' long range interests with those of the stockholders may be met by providing the executives with the opportunity to build a meaningful interest in the Company.

              Compensation of the Chief Executive Officer. As with the other executive officers, the CEO's total compensation is based upon several factors, including both subjective and objective factors.
        For fiscal 1996, the Compensation Committee compared the CEO's annual salary with the annual salaries of chief executive officers of competitors and other peer groups, pursuant to several published national studies (the "Studies"). The Compensation Committee authorized a three percent (3%) cost-of-living increase in the CEO's annual salary and determined the CEO's annual salary to be reasonable and appropriate in light of the comparison to the Studies. It is the policy of the Compensation Committee to authorize a bonus for the CEO upon the attainment of certain Company financial and operational goals. These bonuses are described above and set forth on the Compensation Table.

        Compensation Committee Members:      Don S. Peters
                                             Donald Lynn Collins
                                             Robert E. Lind

        Compensation Committee Interlocks and Insider Participation

                During Fiscal 1996, the members of the Compensation Committee were primarily responsible for determining executive compensation. Messrs. Donald Lynn Collins, Robert E. Lind and Don S. Peters comprised the Compensation Committee. Mr. Collins is currently the President and Chief Operating Officer of the Company. Mr. Lind was employed by the Company as its purchasing manager from 1972 until his retirement in 1980.

                                   STOCK PERFORMANCE

                The following chart shows a five-year comparison of cumulative total stockholder returns for the Company's Common Stock during the five (5) fiscal years ended October 31, 1996 with the NASDAQ U.S.
        Index and an index of peer groups selected by the Company. The companies in the peer group are Coachman Industries, Thor Industries, Spartan Motors and Oshkosh Truck. The comparison assumes an investment of $100 on October 31, 1991 in each index and the Company's Common Stock and that all dividends were reinvested.


          [Graph to be added, see enclosed.]

                                     PROPOSAL 3:

                  RATIFICATION BY STOCKHOLDERS OF APPOINTMENT OF
                           INDEPENDENT PUBLIC ACCOUNTANTS

                 The Board of Directors has selected the firm of Arthur Andersen LLP, independent certified public accountants, to be the Company's auditors for the fiscal year ending October 31, 1997. Representatives of Arthur Andersen LLP, are expected to be present at the Annual Meeting and shall have the opportunity to make a statement and to respond to appropriate questions.

                 A vote of the majority of all shares present in person or by proxy and voting at the Annual Meeting is necessary for the ratification of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending October 31, 1997. If the appointment of Arthur Andersen LLP is not approved at the Annual Meeting, the Board of Directors will consider the selection of another accounting firm.

                    THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.


                                  STOCKHOLDER PROPOSALS

                 Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at the offices shown on the first page of the Proxy Statement on or before September 26, 1997, in order to be included in the proxy material proposed to be issued in connection with such meeting.

                                       OTHER MATTERS

                  Management is not aware of any matters to come before the Annual Meeting which will require the vote of stockholders other than those matters indicated in the Notice of Meeting and this Proxy Statement. However, if any other matter requiring stockholder action should properly come before the Annual Meeting or any adjournment thereof, those persons named as proxies on the enclosed proxy card will vote thereon according to their best judgment.



                                           By order of the Board of Directors

          Dated:  January 24, 1997

                                           Lewis W. Ediger
                                           Secretary

                                    APPENDIX A

              COLLINS INDUSTRIES, INC. 1997 OMNIBUS INCENTIVE PLAN

                             COLLINS INDUSTRIES, INC.
                           1997 OMNIBUS INCENTIVE PLAN

                                TABLE OF CONTENTS

                                                                 PAGE

           ARTICLE I  PURPOSE                                        1
           1.1   Purpose                                             1
           1.2   Establishment                                       1

           ARTICLE II  DEFINITIONS                                   1
           2.1   "Award"                                             1
           2.2   "Award Notice"                                      1
           2.3   "Board"                                             2
           2.4   "Change of Control Event"                           2
           2.5   "Code"                                              2
           2.6   "Committee"                                         2
           2.7   "Common Stock"                                      3
           2.8   "Corporation"                                       3
           2.9   "Date of Grant"                                     3
           2.10  "Director Options"                                  3
           2.11  "Director Awards"                                   3
           2.12  "Eligible Employee"                                 3
           2.13  "Employee Director"                                 3
           2.14  "Exchange Act"                                      3
           2.15  "Fair Market Value"                                 3
           2.16  "Incentive Stock Option"                            3
           2.17  "Non-Employee Directors"                            3
           2.18  "Option"                                            4
           2.19  "Other Incentive Award"                             4
           2.20  "Participant"                                       4
           2.21  "Performance Share Award"                           4
           2.22  "Plan"                                              4
           2.23  "Restricted Stock Award"                            4
           2.24  "Subsidiary"                                        4

           ARTICLE III  ADMINISTRATION                               4
           3.1   Administration by Committee                         4
           3.2   Committee to Make Rules and Interpret Plan          5
           3.3   Committee Members Ineligible                        5

           ARTICLE IV  GRANT OF AWARDS; SHARES SUBJECT TO THE PLAN   6

           ARTICLE V  ELIGIBILITY                                    6

           ARTICLE VI  STOCK OPTIONS                                 7
           6.1   Grant of Options                                    7
           6.2   Conditions of Options                               7
           6.3   Options to Non-Employee Directors                   8

           ARTICLE VII  PERFORMANCE SHARE AWARDS                     10
           7.1   Grant of Performance Shares                         10
           7.2   Conditions of Performance Share Awards              10

           ARTICLE VIII  RESTRICTED STOCK AWARDS                     11
           8.1   Grant of Restricted Stock Awards                    11
           8.2   Conditions of Restricted Stock Awards               11

           ARTICLE IX  OTHER INCENTIVE AWARDS                        12
           9.1   Grant of Other Incentive Awards                     12
           9.2   Conditions of Other Incentive Awards                12

           ARTICLE X  NON-EMPLOYEE DIRECTOR AWARDS                   13
           10.1  Awards to Non-Employee Directors                    13
           10.2  Common Stock in Lieu of Retainer                    13

           ARTICLE XI  STOCK ADJUSTMENTS                             13

           ARTICLE XII  GENERAL                                      14
           12.1  Amendment or Termination of Plan                    14
           12.2  Dividends and Dividend Equivalents                  14
           12.3  Termination of Employment                           15
           12.4  Withholding Taxes                                   15
           12.5  Forfeiture                                          15
           12.6  Change of Control                                   15
           12.7  Amendments to Awards                                16
           12.8  Regulatory Approval and Listings                    16
           12.9  Right to Continued Employment                       16
           12.10 Beneficiaries                                       16
           12.11 Indemnification                                     17
           12.12 Reliance on Reports                                 17
           12.13 Relationship to Other Benefits                      17
           12.14 Compliance with the Exchange Act                    17
           12.15 Expenses                                            18
           12.16 Construction                                        18
           12.17 Governing Law                                       18

                         COLLINS INDUSTRIES, INC.
                       1997 OMNIBUS INCENTIVE PLAN

                                 ARTICLE I

                                  PURPOSE

              1.1 Purpose. The Plan is designed to enable Employee-Directors, Non-Employee Directors, executive officers and employees of the Corporation to acquire or increase their equity interests in the Corporation on such reasonable terms as the Board or the Committee shall determine. The opportunity so provided is intended to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Corporation, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals in the future. So that the appropriate incentive can be provided, the Plan provides for granting (i) Stock Options, Restricted Stock Awards, Performance Shares, and/or Other Incentive Awards to employees of the Corporation and its Subsidiaries on the terms and subject to the conditions set forth in the Plan, and (ii) Director Options and Director Awards to NonEmployee Directors of the Company as approved by the Board.

                1.2 Establishment. The Plan is effective as of the date it is approved by the shareholders of the Corporation (the "Effective Date"), and subject to the provisions of Section 12.1, Awards may be granted hereunder for a period of ten years after such date.

                  The Plan shall continue in effect until all matters relating to the payment of awards and administration of the Plan have been settled.

                                      ARTICLE II

                                     DEFINITIONS

                 2.1 "Award" means, individually, collectively or in tandem, any Option, Restricted Stock Award, Performance Share Award, or Other Incentive Award granted under the Plan by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee (or the Board, with respect to Director
         Options and Director Awards) may establish by an Award Notice or otherwise.

                 2.2 "Award Notice" means any written instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee's exercise of its administrative powers.

                 2.3  "Board" means the Board of Directors of the Corporation.

                 2.4  "Change of Control Event" means each of the following:

                 (a) any person or entity is or becomes the beneficial owner (as defined in the Exchange Act), directly or indirectly, of securities of the Corporation (excluding securities acquired directly from the Corporation or its affiliates) representing 25% or more of the combined voting power of the Corporation's then outstanding securities (other than (i) Don L. Collins and (ii) any beneficial owner of such percentage or more of such voting power existing as of the Effective Date); or

                 (b) during any period of two consecutive years (not including any period prior to the Effective Date of the Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person or entity who has entered into an agreement with the Corporation to effect a transaction described in clause (a),
         (c) or (d) of this paragraph) whose election by the Board or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; or

                (c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 75% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person or entity acquires more than 50% of the combined voting power of the Corporation's then outstanding securities; or

                (d) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.

                 2.5 "Code" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

                 2.6 "Committee" means the Stock Option Committee of the Board, or such other committee designated by the Board, authorized to administer the Plan under Article III hereof. The Committee shall consist of not less than two members, each of whom is a Non-Employee Director within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act.

                 2.7 "Common Stock" means the common stock, par value $0.10 per share, of the Corporation, and after substitution, such other stock as shall be substituted therefor as provided in Article XI.

                 2.8  "Corporation" means Collins Industries, Inc.

                 2.9 "Date of Grant" means the date on which the granting of an Award is authorized or such later date as may be specified in such authorization.

                 2.10 "Director Options" means non-qualified Options awarded under Section 6.3 of the Plan.

                 2.11 "Director Awards" means an Award granted or Common Stock issued under Article X of the Plan.

                 2.12 "Eligible Employee" means any employee of the Corporation or a Subsidiary who satisfies all of the requirements of Article V.

                 2.13 "Employee Director" shall mean a director of the Corporation who is not a Non-Employee Director.

                 2.14 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                 2.15 "Fair Market Value" means the closing sales price of the Common Stock on the NASDAQ National Market System (or such other system or exchange that the Common Stock is then traded) on the day for which such value is to be determined, or if no sale of the Common Stock shall have been made on such system or exchange that day, on the next preceding day on which there was a sale of such Common Stock.

                 2.16 "Incentive Stock Option" means an Option meeting the requirements of Section 422 of the Code.

                 2.17 "Non-Employee Directors" means a director who, at the time of determination of such status, (i) is not an officer or otherwise employed by the Corporation or a Subsidiary; (ii) does not receive compensation directly or indirectly from the Corporation or a Subsidiary for services rendered as a consultant or in any capacity other than as a director, except for an amount for which disclosure would not be required pursuant to Item 404(a) of Regulation S-K;
         (iii) does not possess an interest in any other transactions for which disclosure would be required pursuant to Item 404(a) of Regulation S-K; and (iv) is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K.

                 2.18 "Option" means an Award granted under Article VI of the Plan and includes both non-qualified Options and Incentive Stock Options.

                 2.19 "Other Incentive Award" means an Award granted under
         Article IX of the Plan.

                 2.20 "Participant" means an Eligible Employee of the Corporation or a Subsidiary to whom an Award has been granted by the Committee under this Plan.

                 2.21 "Performance Share Award" means an Award granted under
         Article VII of the Plan.

                 2.22 "Plan" means the Collins Industries, Inc. 1997 Omnibus Incentive Plan.

                 2.23 "Restricted Stock Award" means an Award granted under
          Article VIII of the Plan.

                 2.24 "Subsidiary" means any corporation of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

                                   ARTICLE III

                                 ADMINISTRATION

                 3.1 Administration by Committee. The Committee shall administer the Plan, provided that any Director Options or Director Awards shall be approved by the Board (with the director being granted such Director Option or Director Awards abstaining from any approval thereof). Unless otherwise provided in the bylaws of the Corporation or the resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee; vacancies on the Committee, howsoever caused, shall be filled by the Board. The Committee shall designate one of its members as Chairman. It shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members at the time in office. Any determination reduced to writing and signed by all members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary, who need not be a member of the Committee, and may establish and amend such rules and regulations for the conduct of its business as it shall deem advisable.

                Subject to the provisions of the Plan, the Committee shall have the power to:

               (a)  Select the Eligible Employees to participate in the Plan.

               (b)  Determine the time or times when Awards will be made.

               (c) Determine the form of an Award, whether a Stock Option, a Restricted Stock Award, a Performance Share Award, or Other Incentive Award, the number of shares of Common Stock subject to the Award or with reference to which the Award is determined, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Notice, which may include the waiver or amendment of prior terms and conditions or acceleration or early vesting or payment of an Award under certain circumstances determined by the Committee.

               (d) Determine whether Awards will be granted singularly, in combination or in tandem.

               (e) Grant waivers of Plan terms, conditions, restrictions and limitations.

               (f) Accelerate the vesting, exercise, or payment of an Award or the performance period of an Award when such action or actions would be in the best interest of the Corporation.

               (g) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

               The Committee shall also have the authority to grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Corporation or a Subsidiary.

               3.2 Committee to Make Rules and Interpret Plan. The Committee shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee's interpretation of the Plan or any Awards granted pursuant thereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties unless otherwise determined by the Board.

               3.3 Committee Members Ineligible. No Committee member shall be eligible to participate in the Plan except to the extent set forth in Sections 6.3 and Article X.

                                     ARTICLE IV

                              GRANT OF AWARDS; SHARES
                                SUBJECT TO THE PLAN

               Awards to one or more Eligible Employees and Non-Employee Directors may be made; provided, however, that:

                    (a) Subject to Article XI, an aggregate of two million (2,000,000) shares of Common Stock are hereby reserved for use in connection with Awards under the Plan, which amount shall be the maximum number of shares with respect to which Options may be granted to any one employee during the term of the Plan.

                    (b) Any Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of shares of Common Stock, are settled in cash in lieu of Common Stock, or are exchanged in the Committee's discretion for Awards not involving Common Stock, shall be available again for grant under the Plan, so long as the holder of any such Award received no benefits of Common Stock ownership (including but not limited to dividends) from the shares of Common Stock related to such Award.

                     (c) Any shares of Common Stock issued by the Corporation through the assumption or substitution of outstanding grants from an acquired company shall reduce the shares available for grants under the Plan.

                     (d) Common Stock delivered by the Corporation in payment of any Award under the Plan may be authorized and unissued Common Stock or Common Stock held in the treasury of the Corporation or may be purchased on the open market or by private purchase.

                     (e) The Committee shall, in its sole discretion, determine the manner in which fractional shares arising under this Plan shall be treated.

                                         ARTICLE V

                                        ELIGIBILITY

               Awards may be granted under the Plan to any employee of the Corporation or a Subsidiary. Officers shall be employees for this purpose, whether or not they are also directors. Awards may also be granted to Non-Employee Directors, but only in the manner and to the extent set forth in Sections 6.3 and Article X hereof. Awards may be granted to Eligible Employees whether or not they have received prior Awards under the Plan or under any previously adopted plan, and whether or not they are participants in other benefit plans of the Corporation.

              Subject to the provisions of the Plan, the Committee shall, from time to time, select from the Eligible Employees those to whom Awards shall be granted and shall determine the type or types of Awards to be made and shall establish in the related Award Notices the terms, conditions, restrictions and/or limitations, if any, applicable to the Awards in addition to those set forth in the Plan and the administrative rules and regulations issued by the Committee.

                                      ARTICLE VI

                                     STOCK OPTIONS

               6.1 Grant of Options. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Options to Eligible Employees. These Options may be Incentive Stock Options or non-qualified Options, or a combination of both. Each grant of an Option shall be evidenced by an Award Notice executed by the Corporation and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 6.2.

              6.2 Conditions of Options. Each Option so granted shall be subject to the following conditions:

              (a) Exercise price. As limited by Section 6.2(e) below, each Option shall state the exercise price which shall be set by the Committee at the Date of Grant, which price shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant.

               (b) Form of payment. The exercise price of an Option may be paid: (i) in cash or by check, bank draft or money order payable to the order of the Corporation; (ii) in shares of Common Stock; or
         (iii) a combination of the foregoing; provided, however, that a Participant shall not be entitled to pay the exercise price of an Option through delivery of shares of Common Stock acquired through the exercise of an Option granted under this Plan unless the Participant has held such shares for at least six (6) months from the date he or she acquired such shares. The Committee shall establish appropriate methods for accepting Common Stock, and may impose such conditions as it deems appropriate on the use of such Common Stock in payment of the exercise price. Common Stock used to exercise an Option shall be valued at its then Fair Market Value.

               (c) Exercise of Options. Options granted under the Plan shall be exercisable, in whole or in installments, and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Notice. Exercise of an Option shall be by written notice stating the election to exercise in the form and manner determined by the Committee. Every share of Common Stock acquired through the exercise of an Option shall be deemed to be fully paid at the time of exercise and payment of the exercise price.

               (d) Other terms and conditions. Among other conditions that may be imposed by the Committee, if deemed appropriate, are those relating to: (i) the period or periods and the conditions of exercisability of any Option; (ii) the minimum periods during which Participants must be employed by the Corporation or its Subsidiaries, or must hold Options before they may be exercised; (iii) the minimum periods during which shares acquired upon exercise must be held before sale or transfer shall be permitted; (iv) conditions under which such Options or shares may be subject to forfeiture;
         (v) restrictions on transferability; and (vi) the frequency of exercise or the minimum or maximum number of shares that may be acquired at any one time.

               (e) Special restrictions relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall, in addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, comply with the requirements of Section 422 of the Code (or any successor section thereto), including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated, or canceled, expire no later than ten years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other Plan of the Corporation or any Subsidiary) not exceed $100,000.

               (f) Application of funds. The proceeds received by the Corporation from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

                6.3  Options to Non-Employee Directors.

                (a) Grant of Options. Notwithstanding any other provision herein, no Options shall be granted hereunder to Non-Employee Directors other than the Director Options granted pursuant to this
         Section 6.3. Director Options may be awarded at the discretion and with the approval of the Board with the recipient of such Award abstaining from the vote. Such Director Options shall be granted at such time, in such number and with such restrictions as determined by the Board.

                (b) Option Conditions. Each Director Option shall be evidenced by an Award Notice executed by the Corporation and the Non-Employee Director, and shall include the following terms and provisions:

                (i) The Option exercise price per share shall be equal to the Fair Market Value of one share of Common Stock on the date the Director Option is granted. The period within which each Option may be exercised shall expire ten years from the date the option is granted (the "Option Period"), unless it expires sooner due to the death or termination of the directorship of the optionee, or if fully exercised prior to the end of such ten year period.

                (ii) If the directorship of an optionee is terminated within the Option Period for any reason other than (i) the death of the optionee or (ii) on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of the Corporation or any of its Subsidiaries, the Director Option may be exercised by the optionee, to the extent the optionee was able to do so at the date of termination of the directorship, within the Option Period.

                 (iii) If an optionee dies during the Option Period while a Non-Employee Director of the Corporation, or if an optionee dies within three months of serving as a Non-Employee Director, the Director Option may be exercised, to the extent the optionee was entitled to exercise such Option at the date of his or her death, within one year after such death (if otherwise within the Option Period), by the executor or the administrator of the estate of the optionee, or by the person or persons who shall have lawfully acquired the Director Option directly from the optionee.

                  (iv) If the directorship of the optionee is terminated within the Option Period for any of the reasons enumerated in
          Section 6.3(b)(ii), such Director Options shall automatically terminate as of the date of termination of such directorship.

                  (v) Form of payment. The exercise price of an Option may be paid: (A) in cash or by check, bank draft or money order payable to the order of the Corporation; (B) in shares of Common Stock; or (C) a combination of the foregoing; provided, however, that a Non-Employee Director shall not be entitled to pay the exercise price of an Option through delivery of shares of Common Stock acquired through the exercise of an Option granted under this Plan unless the Non-Employee Director has held such shares for at least six (6) months from the date he or she acquired such shares. The Committee shall establish appropriate methods for accepting Common Stock, and may impose such conditions as it deems appropriate on the use of such Common Stock in payment of the exercise price. Common Stock used to exercise an Option shall be valued at its then Fair Market Value.

                                   ARTICLE VII

                            PERFORMANCE SHARE AWARDS

                  7.1 Grant of Performance Shares. Grants of Performance Share Awards may be made by the Committee to any Eligible Employee during the term of the Plan. Each Performance Share Award shall be evidenced by an Award Notice. There may be more than one award in existence at any one time for any Participant and performance periods for separate Performance Share Awards may differ. The Performance Shares may be paid out in full or in part on the basis of performance of the Corporation following the beginning of the Corporation's fiscal year in which the Performance Share Award is made as hereinafter set forth. In determining the size of Performance Share Awards, the Committee may take into account a Participant's responsibility level, performance, potential, and cash compensation level, as well as such other considerations as it deems appropriate.

                 7.2 Conditions of Performance Share Awards. A Performance Share Award shall be subject to the following terms and conditions:

                 (a) Performance Share Account. Performance Share Awards shall be credited to a Performance Share account to be maintained for each holder. A Performance Share Award under the Plan shall only constitute a contractual right and shall not entitle the holder to any interest in the Common Stock or to any dividend, voting or other rights of a shareholder.

                 (b) Performance Period and Criteria. Performance Shares shall be contingent upon the attainment during a performance period of certain performance objectives. The length of the performance period for each Performance Share Award, the performance objectives to be achieved during the Performance Share Award period and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee in the exercise of its discretion. The Committee may revise performance objectives at such times as it deems appropriate during the Performance Share Award period in order to take into account or into consideration any unforeseen events or changes in circumstances; provided, however, that any such revision which is adverse to the holder of a Performance Share Award shall require the holder's consent.

                (c) Payment of Award. Following the end of the Performance Share Award period, the holder of a Performance Share Award shall be entitled to receive payment of an amount based on the achievement of the performance measures for such Performance Share Award period.

                The Committee may authorize payment of a Performance Share Award in any combination of cash and Common Stock or all in cash or all in Common Stock, as it deems appropriate. Such shares may include any restrictions on transfer and forfeiture provisions as the Committee, from time to time, deems appropriate.

               (d) Additional terms and conditions. The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any Performance Share Award, provided they are not inconsistent with the Plan.

                                    ARTICLE VIII

                              RESTRICTED STOCK AWARDS

               8.1 Grant of Restricted Stock Awards. The Committee may grant a Restricted Stock Award to any Eligible Employee. Restricted Stock Awards shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates, and by an Award Notice setting forth the terms of such Restricted Stock Award.

               8.2 Conditions of Restricted Stock Awards. The grant of a Restricted Stock Award shall be subject to the following:

               (a) Restriction period. The Committee shall determine the restriction period (the "Restriction Period") which shall apply to the shares of Common Stock covered by each Restricted Stock Award or portion thereof. At the end of the Restriction Period the restrictions imposed hereunder shall lapse with respect to the shares of Common Stock covered by the Restricted Stock Award.

               (b) Restrictions. The holder of a Restricted Stock Award may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock during any applicable Restriction Period. The Committee shall impose such other restrictions on any shares of Common Stock covered by a Restricted Stock Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

               (c) Rights as shareholders. During any Restriction Period, the Committee may, in its discretion, grant to the holder of a Restricted Stock Award all or any of the rights of a shareholder with respect to said shares, including, but not by way of limitation, the right to vote such shares and to receive dividends. If any dividends or other distributions are paid in shares of Common Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

                                   ARTICLE IX

                             OTHER INCENTIVE AWARDS

             9.1 Grant of Other Incentive Awards. The Committee may, in its discretion, grant other types of awards of, or based on, the Common Stock, including stock appreciation rights. Such awards may also include grants of debt securities convertible into or exchangeable for shares of the Common Stock upon such conditions, including attainment of performance goals, as the Committee shall determine.

             9.2 Conditions of Other Incentive Awards. Each grant of an Other Incentive Award shall be evidenced by an Award Notice executed by the Corporation and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve. The recipient of an Other Incentive Award will have the rights of a shareholder only to the extent, if any, specified in the Award Notice governing such Other Incentive Award.

                                     ARTICLE X

                           NON-EMPLOYEE DIRECTOR AWARDS

               10.1 Awards to Non-Employee Directors.

                       (a) Shares of restricted or unrestricted Common Stock may be awarded to Non-Employee Directors at the discretion and with the approval of the Board, with the recipient of such shares abstaining from such vote. Such Awards shall be granted at such time, in such number and with such restrictions as determined by the Board. The Board may also, in its discretion, approve other types of Awards for Non- Employee Directors which are based on the Common Stock, including stock appreciation rights, stock performance rights and other incentive awards.

                        (b) Each Director Award shall be evidenced by an Award Notice executed by the Corporation and the Non-Employee Director containing the terms, conditions and restrictions of each Director Award.

               10.2 Common Stock in Lieu of Retainer. Any member of the Board may elect to receive shares of the Common Stock in lieu of their usual and customary cash retainer provided that such election is made at least six months after the date of the most recent election with respect to a Plan transaction that was a volitional disposition by the Participant and results in either
           (i) an intraplan transfer involving a Common Stock fund or
           (ii) a cash distribution funded by a volitional disposition of Common Stock. If an election to receive shares of Common Stock in lieu of a cash retainer is made, the electing Board member shall receive that number of shares of Common Stock equal to the amount of the retainer divided by the Fair Market Value calculated as of the date of payment of the retainer. An election to receive shares in lieu of cash which is made in connection with the Participant's death, disability, retirement or termination of employment need not meet the requirements of this Section 10.2.

                                       ARTICLE XI
                                   STOCK ADJUSTMENTS

                  In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or otherwise), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, or a dividend on the shares of Common Stock or rights or warrants to purchase securities of the Corporation shall be made, then there shall be substituted for or added to each share available under and subject to the Plan as provided in
           Article IV hereof, and each share theretofore appropriated or thereafter subject or which may become subject to Awards under the Plan, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee (or the Board with respect to Director Options and Director Awards) shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination, except that no adjustment of the number of shares of Common Stock available under the Plan or to which any Award relates that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made would require an increase or decrease of at least 1% in the number of shares of Common Stock available under the Plan or to which any Award relates immediately prior to the making of such adjustment (the "Minimum Adjustment"). Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment together with other adjustments required by this
           Article XI and not previously made would result in a Minimum Adjustment. Notwithstanding the foregoing, any adjustment required by this Article XI which otherwise would not result in a Minimum Adjustment shall be made with respect to shares of Common Stock relating to any Award immediately prior to exercise, payment or settlement of such Award.

                   No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

                                      ARTICLE XII

                                        GENERAL

                  12.1 Amendment or Termination of Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not without shareholder approval adopt any amendment which would:

                  (a) increase the aggregate number of shares of Common Stock available under the Plan (except by operation of Article XI); and

                  (b) materially modify the requirements as to eligibility for participation in the Plan;

           provided, that any amendment to the Plan shall require approval of the shareholders if, in the opinion of counsel to the Corporation, such approval is required by Section 16(b) or any other section of the Exchange Act, any other Federal or state law or any regulations or rules promulgated thereunder or the rules of the NASDAQ National Market System (or such other exchange on which the Common Stock is listed).

                  12.2 Dividends and Dividend Equivalents. The Committee or the Board may choose, at the time of the grant of an Award or any time thereafter up to the time of payment of such Award, to include as part of such Award an entitlement to receive dividends or dividend equivalents subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee (or the Board) may establish. Dividends and dividend equivalents granted hereunder shall be paid in such form and manner (i.e., lump sum or installments), and at such time as the Committee (or the Board) shall determine. All dividends or dividend equivalents which are not paid currently may, at the Committee's (or the Board's) discretion, accrue interest, be reinvested into additional shares of Common Stock or, in the case of dividends or dividend equivalents credited in connection with a Performance Share
           Award, be credited as additional Performance Shares and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Performance Share Award.

                 12.3 Termination of Employment. If a Participant's employment with the Corporation or a Subsidiary terminates for a reason other than death, disability, retirement or any approved reason, all unexercised, unearned and/or unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest accrued on the foregoing, shall be canceled or forfeited, as the case may be, unless the Participant's Award Notice provides otherwise. The Committee shall have the authority to promulgate rules and regulations to (i) determine what events constitute disability, retirement, or termination for an approved reason for purposes of the Plan, and (ii) determine the treatment of a Participant under the Plan in the event of his or her death, disability, retirement, or termination for an approved reason. Such rules and regulations may include, without limitation, the method, if any, for prorating a Performance Share Award, accelerating the vesting of any Options or Restricted Stock Award, or providing for the exercise of any unexercised Options in the event of a Participant's death, disability, retirement or termination for an approved reason.

                12.4 Withholding Taxes. The Corporation shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Award holder to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow an Award holder to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Award holder to deliver to the Corporation shares of Common Stock having a Fair Market Value, on the date of payment, equal to the amount of such required withholding taxes.

                 12.5 Forfeiture. If the employment of a Participant is terminated on account of any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Corporation or any of its Subsidiaries, any Award granted hereunder, whether and regardless of the extent to which such Award is vested, earned or exercisable, shall automatically terminate as of the date of termination of such employment.

                 12.6 Change of Control. Awards granted under the Plan may, in the discretion of the Committee (or the Board), provide that
           (a) such Awards shall be immediately vested, fully earned, exercisable, and/or, in the case of Options, converted into stock appreciation rights, as appropriate, upon a Change of Control Event, and (b) the Corporation shall make full payment with respect to any Award, and permit the exercise of Options, respectively, granted hereunder.

                 12.7 Amendments to Awards. The Committee (or the Board) may at any time unilaterally amend the terms of any Award Notice for any Award, whether or not presently exercisable, earned, paid or vested, to the extent it deems appropriate; provided, however, that any such amendment which is adverse to the Award holder shall require the holder's consent. Any action required to be taken by or approved by the Board hereunder with respect to an Award to a director of the Corporation shall be approved by a majority of the disinterested directors of the Board.

                 12.8 Regulatory Approval and Listings. Notwithstanding anything contained in this Plan to the contrary, the Corporation shall have no obligation to issue or deliver certificates representing shares of Common Stock evidencing Restricted Stock Awards or any other Awards relating to shares of Common Stock prior to:

                      (a)  the obtaining of any approval from, or
                 satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable; and

                      (b) the completion of any registration or other qualification of said shares under any state or Federal law or ruling of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

                 12.9 Right to Continued Employment. Participation in the Plan shall not give any Eligible Employee any right to remain in the employ of the Corporation or any Subsidiary. The Corporation or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any Eligible Employee at any time. Further, the adoption of this plan shall not be deemed to give any Eligible Employee or any other individual any right to be selected as a Participant or to be granted an Award.

                 12.10 Beneficiaries. Each Participant and Non-Employee Director shall file with the Committee a written designation of one or more persons as the beneficiary (the "Beneficiary") who shall be entitled to receive the amount, if any, payable under the Plan upon his death. Such person may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant's death, and in no event shall be effective as of a date prior to such receipt.

                 If such Beneficiary designation is not in effect at the time of an Award holder's death, or if no designated Beneficiary survives such person, or such designation conflicts with law, the payment of the amount, if any, payable under the Plan upon his death shall be made to such person's estate. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability or any interest thereon, until the rights thereon are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Plan, the Corporation and the Committee therefor.

                 12.11 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such person in satisfaction of judgment in any such action, suit, or proceeding against such person. He or she shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify or hold harmless any such person.

                 12.12 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Corporation and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than himself. In no event shall any person who is or shall have been a member of the Committee or of the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.

                  12.13 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Corporation or any Subsidiary.

                  12.14 Compliance with the Exchange Act. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee or the Board fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee or the Board. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of awards) shall be deemed automatically to be incorporated by reference into the Plan insofar as Participants and Non-Employee Directors subject to
           Section 16 are concerned.

                  12.15 Expenses. The expenses of administering the Plan shall be borne by the Corporation subject to such allocation to its Subsidiaries as it deems appropriate.

                  12.16 Construction. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the articles and sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

                  12.17 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Missouri except as superseded by applicable Federal law.

                                     APPENDIX B

                                    FORM OF PROXY

                                    FORM OF PROXY

                              COLLINS INDUSTRIES, INC.
              421 East 30th Avenue, Hutchinson, Kansas 67502-2489

        The undersigned hereby appoints Don S. Peters and Robert E. Lind and each of them, as proxies (the "Proxies"), with full power of substitution, and hereby authorizes them to represent and to vote as designated, in the order named, on the reverse side all the shares of common stock of Collins Industries, Inc. (the "Company"), held of record by the undersigned as of January 13, 1997, at the Annual Meeting of Stockholders to be held on February 28, 1997, and any adjournments thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, AND IN FAVOR OF PROPOSALS 2 AND 3. AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL CONFER DISCRETIONARY AUTHORITY UPON THE PROXIES TO VOTE ON SUCH MATTERS IN THEIR BEST JUDGMENT.

        The ballots cast by stockholders will be voted as marked at the Annual Meeting on February 28, 1997, if received by the date of the meeting.

        Upon attendance at the Annual Meeting by the Stockholder voting herein, this Proxy will be returned if requested, so that the Stockholder may vote in person.

        THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS WHICH ENCOURAGES EACH STOCKHOLDER OF RECORD TO VOTE.

            (Continued and to be voted, signed and dated on reverse side.)
                              " FOLD AND DETACH HERE "






                   CALCULATION OF NUMBER OF VOTES YOU MAY CAST
                           IN THE ELECTION OF DIRECTORS


         Fill in the number of shares you own:

         Multiply by 2:                                             X2

         Total Votes                          +))))))))))))))))))))))),
                                              .)))))))))))))))))))))))-

            The number in the box is the total number of votes you may cast in the election of directors. You may cast some or all of these votes for one nominee or the other, or you may divide the total in any manner between the nominees. The total number of votes you may cast must be less than or equal to the number in the box, but it cannot exceed the number in the box.



            " FOLD AND DETACH HERE "




        1.  ELECTION OF DIRECTORS                          FOR both nominees
            Insert your vote for nominees named             listed to left,
            below in the designated spaces provided,       cumulative votes to
            Directors will be elected by cumulative         be divided equally
            voting.  Voice the number of shares owned           between the
            or controlled by you multiplied by two.               nominees
            This number of votes may be cast for any one nominee or may be distributed between nominees as you see fit.
            Stockholders may withhold authority to
            vote for any nominee by entering zero in the space following the nominee's name.

                                                           Please mark
                                                           your votes as
                                                           indicated in
                                                           this example


                                                      FOR    AGAINST   ABSTAIN

         WITHHOLD AUTHORITY
      for both nominees issued    2. Approval of the
             to left                 Collins Industries,
                                     Inc. 1997 Omnibus
                                     Incentive Plan


      Nominee 3 Year Term       Votes

      Lewis W. Ediger

      Arch G. Gothard, III


      3.  Ratification of the appointment of            FOR   AGAINST  ABSTAIN
          Arthur Andersen LLP, independent
          certified public accountants, as
          auditors for the Company for the
          fiscal year ending October 31,
          1997.

      4. In their discretion, the Proxies are further authorized to vote upon such other matters as may properly come before the meeting.
      Note: These matters have been proposed by the Company and are not related to or conditioned on the approval of other matters.


      Note:
      The local number of the votes you cast in the election of directors should not exceed the number in the box on the reverse side of this page.

                                 Please sign your name exactly as you signed it on the signature line on the following line. When shares are held by joint tenants, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

       Signature(s)                                Date

                           FOLD AND DETACH HERE



          YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, DATE AND SIGN THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.


          SEE INSTRUCTIONS ON LOWER HALF OF REVERSE SIDE FOR ASSISTANCE IN DETERMINING THE TOTAL NUMBER OF VOTES YOU MAY CAST IN THE ELECTION OF DIRECTORS.